Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in this Post-effective Amendment No. 4 to Form S-11 in this Registration Statement on Form S-3 of our report dated March 22, 2007 relating to the financial statements, which appears in the 2006 Annual Report to Stockholders, which is incorporated by reference in Corporate Property Associates 16 – Global Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2006. We also consent to the incorporation by reference of our report dated March 22, 2007 relating to the financial statement schedules, which appear in such Annual Report on Form 10-K. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
New York, New York
April 9, 2007